Exhibit 7

MOVE, INC.

NOTICE OF REDEMPTION

Series B Convertible Participating Preferred Stock

March 21, 2012

TO:

Elevation Partners, L.P.	Elevation Employee Side Fund, LLC
2800 Sandhill Road	2800 Sandhill Road
Menlo Park, CA 94025	Menlo Park, CA 94025

NOTICE IS HEREBY GIVEN by Move, Inc., a Delaware corporation formerly known as Homestore, Inc. (the “Corporation”), the issuer of certain shares of Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”), issued pursuant to that certain Certificate of Designation of Series B Convertible Participating Preferred Stock of Homestore, Inc. (the “Certificate of Designation”), executed by the Corporation on November 29, 2005, that, pursuant to Section 6(b) of the Certificate of Designation, the Corporation has elected to redeem, on April 6, 2012 (the “Redemption Date”), all of the outstanding shares of the Series B Preferred Stock (the “Redemption Shares”), such transaction to be referred to herein as the “Redemption.” All capitalized terms used but not otherwise defined in this notice have the respective meanings ascribed in the Certificate of Designation.

Pursuant to the Agreement, Waiver and Consent provided for below (the “Agreement, Waiver and Consent”) among Elevation Partners, L.P. (“Elevation”), Elevation Side Fund, LLC (“Side Fund”, and together with Elevation, the “Stockholders”), and the Corporation, among other things, each Stockholder is waiving (i) the provisions of Section 6(b)(ii) of the Certificate of Designation (requiring no less than thirty (30) days notice prior to the Redemption Date for the Redemption), so long as no less than fifteen (15) days prior notice are provided with respect to such Redemption Date, and (ii) the provisions of Section 6(c)(i) of the Certificate of Designation (requiring the deposit of the Redemption Price with a redemption agent in trust).

This notice is being given to the holders of record of the Series B Preferred Stock as they appear in the records of the Corporation as of March 21, 2012 (the “Record Date”). All Redemption Shares are to be redeemed on the Redemption Date. Set forth below with respect to each holder of Series B Preferred Stock as of the Record Date is (i) the number of shares of Series B Preferred Stock held on the Record Date by such person, (ii) the number of Redemption Shares held by such person to be redeemed on the Redemption Date and (iii) the number of shares of Series B Preferred Stock to be held by such person immediately after giving effect to the Redemption.

Stockholder of Record	Number of Shares of Series B Preferred Stock Held on the Record Date	Number of Redemption Shares to be Redeemed on the Redemption Date	Number of Shares of Series B Preferred Stock Held Immediately After the Redemption
Elevation	49,033.26	49,033.26	0.00
Side Fund	10.79	10.79	0.00
Total	49,044.05	49,044.05	0.00

Pursuant to Section 6(b)(i) of the Certificate of Designation, the redemption price payable in respect of each share of Series B Preferred Stock to be redeemed in an optional redemption is the greater of (x) the Regular Liquidation Preference and (y) the value of the number of shares of Common Stock issuable upon conversion of such share of Series B Preferred Stock if converted as of the Redemption Date. As of the date first set forth above, the Corporation expects that the redemption price payable with respect to each share of Series B Preferred Stock to be redeemed on the Redemption Date (i.e., the Redemption Shares) will be the Regular Liquidation Preference, and, accordingly, will be an amount equal to the Original Purchase Price plus all accrued but unpaid dividends on such share, for an aggregate per share redemption price as of the Redemption Date of $1,000 (the “Redemption Price”) (subject to final determination as of the Redemption Date in accordance with the Certificate of Designation), and an aggregate Redemption Price for all outstanding shares of Series B Preferred Stock of $49,497,026.35, computed as follows:

Original Purchase Price per Share	$1,000.00
Multiplied by: Redemption Shares	49,044.05

Subtotal	$49,044,050

Dividends accrued and unpaid on such outstanding shares through the date immediately prior to the Redemption Date — includes dividend accrued and unpaid as of March 31, 2012 ($429,135.49) and further dividend accrued and unpaid from April 1, 2012 through the date immediately prior to the Redemption Date ($23,840.86)	$452,976.35

Aggregate Redemption Price	$49,497,026.35

Pursuant to the Agreement, Waiver and Consent, the Stockholders are waiving the provisions of Section 6(c)(i) of the Certificate of Designation that would require the deposit of the Redemption Price with a redemption agent in trust, and agreed that in lieu thereof, the Redemption Price with respect to the Redemption may be paid to the Stockholders on the Redemption Date by wire transfer of immediately available funds to the account or accounts designated by each Stockholder in a written notice to the Corporation.

Dividends on the Redemption Shares will cease to accrue on the Redemption Date; the Redemption Shares will no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of each holder thereof as a holder of shares of Series B Preferred Stock that constitute Redemption Shares (except the right to receive the Redemption Price) shall cease and terminate with respect to such shares; provided that in the event that a Redemption Share is not redeemed due to a default in payment by the Corporation or because the Corporation is otherwise unable to pay the Redemption Price in cash in full, (i) such Redemption Share will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of dividends and the conversion rights) as provided in the Certificate of Designation and (ii) notwithstanding anything to the contrary in this notice, from and after the date hereof, the Corporation shall retain all rights held by the Corporation under the Certificate of Designation with respect to such Redemption Share, including, but not limited to, the right to redeem, at its option and election, any outstanding shares of Series B Preferred Stock at a redemption price determined in accordance with the Certificate of Designation.

DELIVERY OF SHARE CERTIFICATES REPRESENTING REDEMPTION SHARES TO AN ADDRESS OTHER THAN TO THE CORPORATION AT 910 E. HAMILTON AVE., 6TH FLOOR, CAMPBELL, CA 95008 WILL NOT CONSTITUTE A VALID DELIVERY.

DATED as of the 21st day of March, 2012

MOVE, INC.

By:	/s/ James S. Caulfield

Name:	James S. Caulfield

Title:	Executive Vice President, General Counsel & Secretary

AGREEMENT, WAIVER & CONSENT BY STOCKHOLDERS

This Agreement, Waiver and Consent is entered into as a part of the above Notice of Redemption and upon execution by the parties hereto shall be effective of even date with such Notice of Redemption. All capitalized terms used in this Agreement, Waiver and Consent but not otherwise defined in this Agreement, Waiver and Consent have the respective meanings ascribed in such notice or, if none, in the Certificate of Designation.

The Stockholders are collectively the holders of record of all of the outstanding shares of Series B Preferred Stock as of the date hereof and have agreed to provide the following representations, warranties, covenants and waivers with respect to the contemplated Redemption. Accordingly, in consideration of the premises contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each Stockholder, by its execution below, hereby:

(i)	represents and warrants to the Corporation, solely on behalf of itself, that such Stockholder is the record and beneficial owner of: (a) in the case of Elevation, 49,033.26 shares of Series B Preferred Stock (the “Elevation Partners Shares”) and no additional shares of Series B Preferred Stock; and (b) in the case of Side Fund, 10.79 shares of Series B Preferred Stock (the “Side Fund Shares”) and no additional shares of Series B Preferred Stock, in each case, free and clear of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind (collectively, “Encumbrances”), and, on the Redemption Date, such Stockholder shall deliver to the Corporation good and valid title to the Redemption Shares held by such Stockholder, free and clear of any Encumbrances;

(ii)	covenants that such Stockholder shall, at least three (3) Business Days prior to the Redemption Date, designate by written notice to the Corporation the account or accounts to which the Redemption Price payable to such Stockholder in exchange for the Redemption Shares held by such Stockholder shall be paid by wire transfer;

(iii)	covenants that such Stockholder shall, on the Redemption Date, deliver to the Corporation certificates representing the Redemption Shares held by such Stockholder, duly endorsed (or accompanied by duly executed stock powers);

(iv)	covenants that such Stockholder shall, upon request, execute and deliver any additional documents deemed by the Corporation (or its successor) to be necessary or desirable to complete the surrender of the certificate(s) representing the Redemption Shares;

(v)	acknowledges and agrees that immediately after giving effect to the Redemption Elevation shall no longer hold any shares of Series B Preferred Stock, and Side Fund shall no longer hold any shares of Series B Preferred Stock;

(vi)	acknowledges and agrees to the provisions of this notice, including, without limitation, the provisions with respect to the Redemption, the Redemption Date and the Redemption Price;

(vii)	acknowledges and agrees that, to the extent Redemption is not permitted under the Delaware General Corporation Law, the Certificate of Designation, the Stockholders Agreement or any of the Corporation’s organizational documents, the Redemption shall be deemed for all purposes to be, and shall be treated for all purposes as, a stock purchase transaction rather than a redemption of the Redemption Shares effected pursuant to the Certificate of Designation, and this notice shall be deemed for all purposes to be, and shall be treated for all purposes as, a stock purchase agreement;

(viii)	to the extent (and in each case only to the extent) required to effect the Redemption, hereby waives the provisions of Section 6(b)(ii) of the Certificate of Designation that would require no less than thirty (30) days notice prior to the Redemption Date for the Redemption, so long as no less than fifteen (15) days prior notice is provided with respect to such Redemption Date, and each Stockholder hereby acknowledges its timely receipt of such prior notice and the validity of such notice;

(ix)	to extent (and in each case only to the extent) required to effect the Redemption, hereby waives the provisions of Section 6(c)(i) of the Certificate of Designation that would require the deposit of the Redemption Price with a redemption agent in trust, and agrees that in lieu thereof, the Redemption Price with respect to the Redemption may be paid to the Stockholders on the Redemption Date by wire transfer of immediately available funds to the account or accounts designated by each Stockholder in a written notice to the Corporation;

(x)	agrees to provide the Corporation with prompt written notice of any transfer of any of its shares of Series B Preferred Stock prior to the Redemption Date except in connection with the Redemption;

(xi)	agrees to take such further action as may be reasonably requested by the Corporation to implement this Agreement, Waiver and Consent, including voting its shares of Series B Preferred Stock to amend the Certificate of Designation in a manner consistent with this Agreement, Waiver and Consent if such amendment is determined by the Corporation to be necessary or desirable; and

(xii)

agrees, and the Corporation also agrees, that this Agreement, Waiver and Consent shall be governed by and construed in accordance with the internal laws of the State of Delaware, that this Agreement, Waiver and Consent shall be binding on any respective successors and permitted transferees of each Stockholder and the of the Corporation, that this Agreement, Waiver and Consent may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument and that delivery of an executed signature page of this Agreement, Waiver and Consent by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Except as expressly waived hereby with respect to the Redemption, the Certificate of Designation shall continue to be, and shall remain, in full force and effect in accordance with the provisions thereof. To the extent the Redemption Date with respect to the Redemption does not occur on or before April 6, 2012, the waivers contained in this Agreement, Waiver and Consent shall terminate in their entirety and the Certificate of Designation shall continue in full force and effect in accordance with the provisions thereof.

DATED as of the 21st day of March, 2012

ELEVATION:		SIDE FUND:

Elevation Partners, L.P.		Elevation Employee Side Fund, LLC
By: Elevation Associates, L.P., as General Partner		By: Elevation Management, LLC, as Managing Member
By: Elevation Associates, LLC, as General Partner

By:	/s/ Fred Anderson	By:	/s/ Fred Anderson

Name:	Fred Anderson	Name:	Fred Anderson

Title:	Manager	Title:	Manager

MOVE, INC.

By:	/s/ James S. Caulfield

Name:	James S. Caulfield

Title:	Executive Vice President, General Counsel & Secretary

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